EXHIBIT 99.1

MONDAY DECEMBER 30, 7:26 PM EASTERN TIME

PRESS RELEASE
  XTRANA ANNOUNCES LAWSUIT BY TRINITY BIOTECH PLC AND PROPOSED COUNTER-SUIT AND
                                COLLECTION ACTION

BROOMFIELD, Colorado (December 30, 2002) - Xtrana, Inc. (OTCBB: XTRN) announced today that it has been sued by Trinity Biotech plc (NASDAQ: TRIB) alleging breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, negligent misrepresentation, unjust enrichment, and violation of the Delaware Consumer Fraud Act in conjunction with Xtrana's sale of its Hemostasis business to Trinity.

On December 21, 2001, Xtrana divested its Hemostasis business segment by selling substantially all of the assets of that business to Trinity for total consideration of US$6,250,000 plus the assumption of certain liabilities associated with that business. The assets sold included the operations of Xtrana located in Ventura, California, and Xtrana's wholly owned Swedish subsidiary, Biopool AB. The total consideration of US$6,250,000 consisted of cash and notes as follows: (a) US$3,658,000 in cash which was paid on December 21, 2001; (b) a note in the amount of US$855,200 due on December 21, 2002; (c) a note in the amount of US$1,166,200 due on December 21, 2003; and (d) a note in the amount of US$570,100 due December 21, 2004. The notes carry interest at a rate of 5% per annum, and are secured by a second position on substantially all of the assets of Trinity Biotech plc that are located in the United States.

Trinity's lawsuit, served on Xtrana on December 23, 2002, alleges that Xtrana misrepresented the status of a single Xtrana product that was the subject of a patent infringement lawsuit at the time of the sale. Trinity is seeking $1.2 million in damages, and $3 million in punitive damages.

"We believe that the suit brought by Trinity has no merit, and the timing of the suit is curious, given that it was filed within 48 hours of Trinity's obligation to make its first scheduled payment under the secured notes," said Tim Dahltorp, Xtrana's CEO. "The product in question and the patent infringement issues surrounding it were fully disclosed by Xtrana in the Asset Purchase Agreement. Xtrana stopped selling the product more than 90 days prior to Trinity's purchase of the business and settled the patent infringement suit in early 2002."

Xtrana also announced that it is preparing a counter claim against Trinity in connection with the damages it is suffering as a result of Trinity's actions. Trinity was obligated to pay to Xtrana the principal amount of $855,200 on December 21, 2002, under a secured promissory note given in connection with the sale of the Hemostasis business. This payment has not yet been received. Xtrana has provided notice to Trinity of the payment default, and if such default is not properly cured under the terms of the note, Xtrana will commence foreclosure proceedings against Trinity's assets in the United States in order to satisfy all remaining amounts due under each of the three notes given in the transaction.

As a direct result of Trinity's failure to pay the amounts due under the first secured note, Xtrana has been forced to implement a dramatic reduction in personnel, amounting to 40% of its workforce as of December 31, 2002.


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"Trinity's actions have caused  irreparable damage to Xtrana's business,  and we intend to aggressively prosecute our case against them, while at the same time pursuing our rights to foreclose on Trinity's US assets securing the amounts due Xtrana under the purchase notes, all of which can properly be accelerated if Trinity fails to cure the existing payment default."

Xtrana, Inc. develops, manufactures and markets novel nucleic acid extraction kits and detection systems for use in molecular diagnostics, drug discovery, forensics, research, clinical and life sciences markets. To learn more about Xtrana, visit the Company's web site at www.xtrana.com.

This Press Release contains forward-looking statements (identified by the words "estimate," "anticipate," "expect," "believe," and similar expressions), which are based upon management's current expectations and speak only as of the date made. These forward-looking statements are subject to risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements and include, but are not limited to, competitors' pricing strategies and technological innovations, changes in health care and government regulations, litigation claims, foreign currency fluctuation, product acceptance, as well as other factors discussed in the Company's last Report on Form 10-KSB.


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